EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firms

To the Board of Directors

Veolia Environnement

We consent to the incorporation by reference of our report dated March 30, 2006, except with respect to Note 50 as to which the date is June 28, 2006, with respect to the consolidated balance sheets of Veolia Environnement and subsidiaries as of December 31, 2005 and December 31, 2004 and the related consolidated statements of income, cash flows and changes in equity for each of the two years then ended, which report appears in Veolia Environnement’s Annual Report on Form 20-F for the year ended December 31, 2005, filed with the Securities and Exchange Commission on June 29, 2006 in the Registration Statement on Form S-8 pertaining to the Veolia Environnement 2006 Share Subscription Option Plan. Our report dated March 30, 2006, except with respect to Note 50 as to which the date is June 28, 2006, refers to the fact that as discussed in Notes 50A and 50D to the financial statements, Veolia Environnement has restated its 2004 US GAAP net income and shareholders’ equity with respect to impairment of goodwill.

Paris La Défense and Neuilly-sur-Seine,

March 6, 2007

SALUSTRO REYDEL Membre de KPMG International	ERNST&YOUNG et Autres
	Jean Bouquot	Patrick Gounelle

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